Exhibit 99

FOR IMMEDIATE RELEASE August 8, 2007	Contact: Jerold R. Kassner Swank, Inc. Taunton, MA 02708 (508) 822-2527

SWANK, INC.
NEW YORK, NY

SWANK, INC. REPORTS NET INCOME FOR THE
QUARTER AND SIX MONTHS ENDED JUNE 30, 2007

NEW YORK, August 8, 2007 -- John Tulin, President of SWANK, INC., (the “Company” or “Swank”) (OTC:SNKI), today reported net sales and operating results for the Company’s second quarter and six months ended June 30, 2007:

(In thousands except shares and per share)

	Three months Ended June 30		Six months Ended June 30
	2007	2006	2007	2006
Net sales	$29,256	$26,447	$54,244	$48,614
Income before income tax	1,024	1,001	1,174	1,025
Income tax provision	453	25	510	25
Net income	$571	$976	$664	$1,000
Share and per share information:
Basic weighted average common shares outstanding	6,074,699	5,774,067	6,074,699	5,757,135
Basic net income per common share outstanding	$.09	$.17	$.11	$.17
Fully diluted weighted average common shares outstanding	6,082,440	6,115,863	6,082,427	6,115,889
Fully diluted net income per common share outstanding	$.09	$.16	$.11	$.17

        Income before income tax for the quarter ended June 30, 2007 increased to $1,024,000 from $1,001,000, and for the six months ended June 30, 2007 increased to $1,174,000 from $1,025,000. Net income for the quarter ended June 30, 2007 was $571,000 compared to $976,000, and for the six months ended June 30, 2007 was $664,000 compared to $1,000,000, in both cases, compared to the corresponding periods last year. The increase in income before income tax for both the quarter and six-month periods reflects higher net sales, resulting in an increase in gross profit dollars, offset in part by increases in certain product-related costs and selling and administrative expenses.

        Net income for the quarter and six-month periods ended June 30, 2007 reflect income tax provisions of $453,000 and $510,000, respectively, compared to $25,000 in each of the corresponding periods last year. We recorded a minimal tax provision on our operating income before taxes during the first three quarters of fiscal 2006 reflecting the utilization of net operating loss carryforwards to offset then current tax liability. Those net operating loss carryforwards were fully utilized at December 31, 2006 and accordingly, beginning in fiscal 2007, we began recording a tax provision on our net income at a rate approximating statutory federal and state income tax rates.

        Commenting on the results for the quarter and year to date periods, John Tulin, Chairman of the Board and Chief Executive Officer, said “We are pleased to report increases in net sales and income before tax for both the quarter and six-month periods ended June 30, 2007. We experienced higher net sales during the quarter and year-to-date periods for each of our product categories. Our personal leather goods and belt lines enjoyed increases of 18% and 13%, respectively, for the first six months of the year compared to the same time last year. Our spring season in those categories benefited from higher net sales of our Nautica merchandise, which was launched last summer, as well as a new Concepts by Claiborne program at JC Penney and strength in a number of private label businesses which were either launched or expanded last fall or earlier this year. With a successful spring season behind us, we are now preparing for the launch of our new Tumi merchandise collection and are looking forward to the fall season.”

        Mr. Tulin also noted that the Company had recently signed an amendment to its Loan and Security Agreement with Wells Fargo Foothill, Inc. (the “Agreement”) that, among other things, increases the amount of working capital financing available to the Company; reduces the interest rate payable on outstanding borrowings; provides additional flexibility with regard to a variety of terms and conditions; and extends the term of the Agreement for an additional three years. Mr. Tulin said, “Wells Fargo Foothill has been an excellent business partner. These changes to our loan agreement reflect the significant growth of our company over the past few years and will provide us with more appropriate financing arrangements as we continue to seek profitable new business opportunities going forward. We very much appreciate and look forward to Wells Fargo’s ongoing support in the years ahead.”

        Net sales for the quarter ended June 30, 2007 totaled $29,256,000, an increase of $2,809,000 or 10.6% compared to the quarter ended June 30, 2006. For the six-month period ended June 30, 2007, net sales totaled $54,244,000, an increase of $5,630,000 or 11.6% compared to the corresponding period last year. The increase during both the quarter and six-month periods was principally due to increased shipments of belt and personal leather goods merchandise and lower in-store markdown accruals, offset in part by a less favorable adjustment for customer returns (see below). Net sales of our men’s belt merchandise increased 11.7% and 13.3% during the quarter and six-month periods ended June 30, 2007, respectively, while net sales of our personal leather goods increased 5.7% and 17.9%, for the quarter and six month periods, respectively. In belts, the increases reflect higher shipments of our Nautica and Concepts by Claiborne collections as well as increases in a number of our major department store customers’ private label programs. Certain of these programs were launched or expanded during the fall 2006 or spring 2007 seasons. The increase in our personal leather goods business was mainly due to our Nautica line as well as higher shipments for several of our private label programs. Net sales for our men’s jewelry category increased 16.9% for the quarter and 4.0% for the six-months ended June 30, 2007, in each case as compared to last year. The growth in our jewelry business during the quarter and year was driven mainly by higher shipments in a variety of private label programs as well as a more favorable returns adjustment compared to the adjustment recorded during the second quarter of 2006.

        Net sales to international customers (including certain military accounts) increased $545,000 or 22.7% during the quarter and $1,389,000 or 35.3% for the six-month period ended June 30, 2007 compared to the same periods last year. The increases were due primarily to higher shipments of branded belts and personal leather goods made to certain foreign licensor distributors.

        Included in net sales for the quarter and six months ended June 30, 2007 and 2006 are annual second quarter adjustments to record the variance between customer returns of prior year shipments actually received in the current year and the allowance for customer returns which was established at the end of the preceding fiscal year. This adjustment increased net sales by $637,000 for the three-month and six-month periods ended June 30, 2007, compared to an increase of $1,248,000 for the comparable periods in 2006. The favorable adjustments result from actual returns experience during both the spring 2007 and spring 2006 seasons being better than anticipated compared to the reserves established at December 31, 2006 and December 31, 2005.

        Gross profit for the quarter ended June 30, 2007 increased $412,000 or 4.7% and, for the six-month period, increased $1,223,000 or 7.6%, in each case as compared to the corresponding period last year. Gross profit, expressed as a percentage of net sales for the quarter, was 31.5% compared to 33.3% last year and, for the six-month period was 32.0% compared to 33.2% last year.

        The increase in gross profit during both the quarter and six-months ended June 30, 2007 was primarily due to increases in net sales and reductions in certain inventory-related expenses, offset in part by an increase in product costs and a lower returns adjustment relative to last year. However, gross profit expressed as a percentage of net sales declined during 2007 due to a sales mix that favored certain merchandise collections, including a number of private label programs, that generally ship at a somewhat lower markup. The decrease in inventory-related expenses is associated, among other things, with reduced markdowns on sales of discontinued and excess merchandise.

        Included in gross profit for the quarter and six months ended June 30, 2007 and 2006 are annual second quarter adjustments to record the variance between customer returns of prior year shipments actually received in the current year and the allowance for customer returns which was established at the end of the preceding fiscal year. The adjustment to net sales recorded in the second quarter described above resulted in a favorable adjustment to gross profit of $783,000 and $943,000 for the quarter and six-month periods ended June 30, 2007 and June 30, 2006, respectively. As discussed above, customer returns were lower than anticipated during both the spring 2007 and spring 2006 seasons due mainly to our efforts to more aggressively promote excess and discontinued merchandise to stimulate retail sales and minimize returns.

        Selling and administrative expenses for the quarter ended June 30, 2007 increased $337,000 or 4.6% and, for the six-month period, increased $1,014,000 or 7.1%, both as compared to the same periods last year. Selling and administrative expenses expressed as a percentage of net sales were 26.4% and 28.0% for the quarters ended June 30, 2007 and 2006 respectively, and 28.4% and 29.6% for the six months ended June 30, 2007 and 2006, respectively.

        Selling expenses for the quarter fell $33,000 or less than 1% compared to last year and, as a percentage of net sales, decreased to 20.1% from 22.4%. For the six-month period ended June 30, 2007, selling expenses increased $865,000 or 8.0% and as a percentage of net sales fell to 21.5% compared to 22.2% for the same period last year. During the quarter, increases in a number of variable-sales related expenses in our domestic sales and product development organizations were offset by reductions in certain fringe-benefit related costs. The increase for the year is due to increases in variable-selling related costs including compensation, merchandising and product development, in-store servicing and trade show expenses offset by a reduction in certain fringe-benefit costs.

        For the quarter and six-months ended June 30, 2007, administrative expenses increased $370,000 or 25.1% and $149,000 or 4.1%, respectively, compared to the same periods last year. Administrative expenses expressed as a percentage of net sales were 6.3% and 5.6% for the quarters ended June 30, 2007 and 2006, respectively, and 6.9% and 7.4% for the six months ended June 30, 2007 and 2006, respectively. The increase in administrative expenses for both the quarter and six-month periods was mainly due to a one-time reduction of an accrual related to certain environmental matters which was recorded during last year’s second quarter.

        Certain of the preceding paragraphs contain forward-looking statements, which are based upon current expectations and involve certain risks and uncertainties. Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, readers should note that these statements may be impacted by, and the Company’s actual performance and results may vary as a result of, a number of factors including general economic and business conditions, continuing sales patterns, pricing, competition, consumer preferences, and other factors.

        Swank designs and markets men’s jewelry, belts and personal leather goods. The Company distributes its products to retail outlets throughout the United States and in numerous foreign countries. These products, which are known throughout the world, are distributed under the names “Kenneth Cole”, “Tommy Hilfiger”, “Nautica”, “Geoffrey Beene”, “Claiborne”, “Guess?", “Tumi”, “Chaps”, “Donald Trump”, “Ted Baker”, “Steve Harvey”, “Pierre Cardin”, and “Swank”. Swank also distributes men’s jewelry and leather items to retailers under private labels.

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